UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2014 (December 31, 2013)

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 31, 2013, the Board of Directors (the “Board”) of RCS Capital Corporation (the “Company”) approved a resolution amending and restating in its entirety the Amended and Restated By-Laws of the Company (the “Prior By-Laws”). The amendment and restatement of the Prior By-Laws (the “Interim By-Laws”) became effective upon such approval. The amendments to the Prior By-Laws, as set forth in the Interim By-Laws, are summarized below:

Time and Place of Stockholders’ Meetings: Section 2.01 of the Interim By-Laws provides that, in addition to the Board of Directors or the Chairman (as already provided in Section 2.01 of the Prior By-Laws), the following committees and individual also may determine the time and place of a stockholders’ meeting: the Executive Committee of the Board; any other duly authorized committee of the Board; or the Chief Executive Officer of the Company.

Calling of Special Meetings: Section 2.03 of the Interim By-Laws provides that a duly authorized committee of the Board may call special stockholders’ meetings. This amendment was removed in the Amended By-Laws (as defined below).

Quorum for Stockholders’ Meetings: Section 2.05 of the Interim By-Laws provides that, generally, the presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote at a stockholders’ meeting will constitute a quorum for the transaction of business. Section 2.05 of the Prior By-Laws had referred to “a majority of the outstanding capital stock” in lieu of “a majority of the voting power of the outstanding capital stock.”

Voting at Stockholders’ Meetings: Section 2.06 of the Interim By-Laws clarifies that the affirmative vote of the “majority of the voting power of the shares of capital stock” of the Company present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Section 2.06 of the Prior By-Laws had referred to a “majority of the shares of capital stock” in lieu of a “majority of the voting power of the shares of capital stock.”

Stockholder Action by Written Consent: Section 2.07 of the Prior By-Laws, regarding action by written consent of the stockholders, was deleted in the Interim By-Laws. The Company’s intent in effecting this revision was to provide that, consistent with Section 228 of the Delaware General Corporation Law, stockholders may act by written consent.

Removal of Directors: Section 3.13 of the Interim By-Laws provides that no director may be removed from office by the stockholders except with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class. Section 3.13 of the Prior By-Laws had contained the words “for cause” between the words “except” and “with,” which words were deleted for consistency with the Company’s charter.

Amendments to By-Laws: Section 6.06 of the Interim By-Laws removes the requirement existing in the Prior By-Laws that, in the case of an amendment to the Prior By-Laws to be approved at a stockholders’ meeting, notice of the proposed change shall have been given in the notice of the meeting. This change was made in order to simplify the process for amending the By-Laws at a stockholders’ meeting.

On January 5, 2014, the Board approved a resolution amending and restating in its entirety the Interim By-Laws. The amendment and restatement of the Interim By-Laws (the “Amended By-Laws”) became effective upon such approval. The amendments to the Interim By-Laws, as set forth in the Amended By-Laws, are summarized below:

Calling of Special Meetings: Section 2.03 of the Amended By-Laws removes the provision included in the Interim By-Laws that provided that a duly authorized committee of the Board could call special stockholders’ meetings.

Voting at Stockholders’ Meetings: Section 2.06 of the Amended By-Laws provides that directors generally shall be elected by a majority (rather than a plurality, as provided in Section 2.06 of the Prior By-Laws) of the votes of the shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This change was made for consistency with the Company’s charter.

The foregoing summary of the Amended By-Laws is qualified in its entirety by reference to the full text of the Amended By-Laws filed as Exhibit 3.4 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.4	Second Amended and Restated By-Laws of RCS Capital Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS Capital Corporation

Date: January 7, 2014	By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Chief Executive Officer and Director